ENERGY SERVICES OF AMERICA CORPORATION

EMPLOYMENT AGREEMENT
FOR
LARRY A. BLOUNT

This employment agreement (“Agreement”) by and between Energy Services of America Corporation, a Delaware corporation (the “Company”) and Larry A. Blount (“Employee”), is made to be effective as of February 15, 2012 (the “Effective Date”).

WHEREAS, Employee is the Chief Financial Officer of the Company; and

WHEREAS, the Company wishes to assure itself of the continued services of Employee for the period provided in this Agreement; and

WHEREAS, in order to induce Employee to remain in the employ of the Company and to provide further incentive for Employee to achieve the financial and performance objectives of the Company, the parties desire to enter into this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	POSITION AND RESPONSIBILITIES.
During the Term (as herein defined), Employee agrees to serve as Chief Financial Officer of the Company.

2.	TERM AND DUTIES.
The period of Employee’s employment under this Agreement shall begin as of the Effective Date and shall continue thereafter for twenty-four (24) full calendar months (the “Term”). Commencing on the day following execution of this Agreement, the Term shall extend for one day each day until such time as the board of directors of the Company (the “Board”) or Employee elects not to extend the term of this Agreement by giving written notice to the other party of non-renewal (“Non-Renewal Notice”), in which case the term of this Agreement shall become fixed and shall end twenty-four (24) full calendar months following such Non-Renewal Notice.

During the Term, except for periods of absence occasioned by illness, or vacation periods, Employee shall devote substantially all his business time, attention, skill, and efforts to the faithful performance of his duties.

Employee’s principal place of employment shall be Huntington, West Virginia, though that might change as needed and by mutual agreement of the parties.

3.	COMPENSATION AND BENEFITS.
 (a) The compensation specified under this Agreement shall constitute the salary and benefits paid for the duties described in Section 2(b).  The Company shall pay Employee as compensation a salary of not less than One hundred twenty five thousand Dollars ($125,000) per year (“Base Salary”) beginning on the Effective Date.  Such Base Salary shall be payable semi-weekly, or with such other frequency as employees are generally paid in accordance with the Company’s normal payroll practices.  In addition to the Base Salary provided in this Section 3(a), the Company shall provide Employee with all such other benefits as are provided or made available to Company employees generally, including, but not limited to, participation in Company health and medical plans or paid vacation periods at the Company’s discretion.

(b) In consideration of Employee’s efforts in performing the requirements of the position set forth in Section 1, and in addition to Base Salary and other benefits to which Employee may be entitled as set forth in Section 3(a) hereof, Employee will receive an annual incentive payment (“Incentive Bonus”) during the Term, or until such later period as Employee leaves the employ of the Company or an affiliate or subsidiary of the Company.  Such payment is discretionary based upon the performance of the Company. The annual Incentive Bonus shall be payable by the Company within ninety days after the end of the Company’s year end. .  Notwithstanding the foregoing, no Incentive Bonus will be payable to Employee at any time after he leaves the employ of the Company, or any affiliate or subsidiary of the Company.  For the purpose of this Agreement, pre-tax earnings shall be computed in accordance with the Company’s normal accounting practices in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) consistently applied.

4.	TERMINATION FOR CAUSE

The term “Termination for Cause” shall mean termination because of Employee’s (i) conviction of, or the entering into a plea of guilty to, a crime involving a felonious act or acts, including dishonesty, fraud or moral turpitude, and which is detrimental to the business, reputation, character of the Company or any of its subsidiaries; (ii) willful misconduct by Employee in the performance of his duties, any material breach of fiduciary duty involving personal profit, or the intentional failure to perform his stated duties; or (iii) a repeated and material breach of any provision of this Agreement.  For purposes of this paragraph, no act or failure to act on the part of Employee shall be considered “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Employee shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a letter after not less than ten (10) business days notice to Employee and a reasonable opportunity for him, together with counsel, to be heard before a representative of the Company, finding that in the good faith opinion of management, Employee was guilty of conduct justifying Termination for Cause and specifying the particulars thereof in detail.  Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

5.	RESIGNATION.

Employee shall provide not less than sixty (60) days’ advance written notice of resignation.  In the event of Employee’s voluntary resignation from the Company, Employee shall not be entitled to receive his Base Salary or any other benefits to which he may be entitled under this Agreement for any period thereafter.

6.	CHANGE IN CONTROL

(a)  “Change in Control” shall mean a change in control of the Company  as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including the following:

(1)
Change in ownership: A change in ownership of the Company occurs on the date any one person or group of persons accumulates ownership of more than 50% of the total fair market value or total voting power of the Company;  or

(2)
Change in effective control: A change in effective control occurs when either (i) any one person or more than one person acting as a group acquires within a twelve (12)-month period ownership of stock of the Company possessing 30% or more of the total voting power of the Company; or (ii) a majority of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Board (as applicable), or

(3)
Change in ownership of a substantial portion of assets: A change in the ownership of a substantial portion of the Company's assets occurs if, in a twelve (12)-month period, any one person or more than one person acting as a group acquires assets from the Company having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of the Company’s entire assets immediately before the acquisition or acquisitions. For this purpose, “gross fair market value” means the value of the Company’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

(b)  Upon the occurrence of a Change in Control during the term of this Agreement, the Company shall pay Employee a lump sum cash payment equal to one and one-half (1.5) times Employee’s Base Salary (determined on an annualized basis) that is in effect immediately prior to the Change in Control, subject to applicable withholding taxes, within thirty (30) days following the date of the Change in Control.  Such payment hereunder shall be made in lieu of any payments pursuant to Section 13(a)(2) hereof.

7.	NOTICE.

(a) Any purported termination by the Company for Cause shall be communicated by Notice of Termination to Employee.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated.

(b) Any other purported termination by the Company or by Employee shall be communicated by a Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash, check or direct deposit from the general funds of the Company.

9.	NON-COMPETE/CONFIDENTIALITY.

(a)  For a period of two (2) years from the date the Employee’s employment under this Agreement terminates, Employee will not, directly or indirectly, compete in any manner with the Company, including, but not limited to: (i) soliciting any client of the Company to transact business; (ii) transacting business with a competitor of the Company; (iii) interfering or damaging a relationship between the Company and any of its customers; (iv) soliciting an employee of the Company; or (v) selling products similar to the products sold by the Company in its market area.  The parties acknowledge that this Agreement shall not preclude the Employee from entering into an agreement with another company that does not compete, directly or indirectly with the Company.  Moreover, Employee shall treat as confidential information, all information pertaining to the Company.  Notwithstanding the foregoing, in the event the Employee’s employment under this Agreement is terminated Without Cause or With Good Reason in accordance with Section 13(a) hereof, or in the event the Employee’s employment under this Agreement terminates for Cause in accordance with Section 4 hereof, terminates Without Cause or With Good Reason in accordance with Section 13(a) hereof, or terminates due to Disability in accordance with Section 13(c) hereof at anytime on or after the effective date of a Change in Control, the provisions of this Section 9(a), except for the preceding sentence herein related to confidential information, shall become null and void

(b)  The parties hereto acknowledge that the potential restrictions on Employee’s future activities as set forth at Section 9(a) is reasonable in both duration and geographic scope and in all other respects.  In the event that the provisions of Section 9(a) should ever be deemed to exceed the duration or geographic limitations or scope permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations or scope, as the case may be, permitted by applicable law, and the parties agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(c)  The parties acknowledge that it would be impossible to determine the amount of damages that would result from any breach of any of the provisions of Section 9(a) and that the remedy at law for any breach, or threatened breach, of any of such provisions would likely be inadequate and accordingly, each party agrees that in addition to any other rights or remedies which it may have at law or in equity, the non-breaching party would be entitled to seek such equitable and injunctive relief as may be available from any court of competent jurisdiction to restrain a party from violating any of the provisions of this Agreement.  In connection with any action or proceeding for such equitable or injunctive relief, each party hereby waives any claim or defense that a remedy at law alone is adequate and agrees, to the maximum extent permitted by law, to have each such provision of Section 9(a) specifically enforced against a violating party, without the necessity of posting bond or other security against the violating party, and consents to the entry of equitable or injunctive relief against the violating party enjoining or restraining any breach or threatened breach of Section 9(a).

10.	EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior employment agreement between the Company or any predecessor of the Company and Employee, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Employee of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Employee is subject to receiving fewer benefits than those available to him without reference to this Agreement.

11.	NO ATTACHMENT; BINDING ON SUCCESSORS.

(a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

(b) This Agreement shall be binding upon, and inure to the benefit of, Employee and the Company and their respective successors and assigns.

12.	MODIFICATION AND WAIVER.

(a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.	MISCELLANEOUS PROVISIONS

(a) Termination Without Cause or With Good Reason.

(1)
The Company may, by written notice to Employee, immediately terminate his employment at any time for a reason other than a Termination for Cause (a termination “Without Cause”), and Employee may, by written notice to the Company, terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”); provided, however, that the Company shall have thirty (30) days to cure the “Good Reason” condition, but the Company may waive its right to cure.

(2)
In the event of termination under this Section 13(a), the Company shall pay Employee, or in the event of Employee’s subsequent death, Employee’s beneficiary or estate, as the case may be, as severance pay, a single cash lump sum payment equal to one and one-half (1.5) times Employee’s Base Salary (determined on an annualized basis) that is in effect immediately prior to the Employee’s date of termination, subject to applicable withholding taxes.  Such payment shall be payable within thirty (30) calendar days following his date of termination.

(3)
In addition the Company shall continue to provide to Employee non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company for Employee immediately prior to his date of termination for the remaining Term of the Agreement.  However, if any termination of employment (other than termination of employment for cause) occurs following a Change in Control, then the Company shall provide the Employee and the Employee’s spouse with continued non-taxable medical and dental insurance coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company for the Employee and the Employee’s spouse immediately prior to the Employee’s date of termination until the Employee and the Employee’s spouse attains Medicare eligibility age, respectively.

(4)	“Good Reason” exists if, without Employee’s express written consent, any of the following occurs:

(A)	a material change in Employee’s position to become one of lesser responsibility, importance, or scope from the position described in Section 1 above;

(B)	a liquidation or dissolution of the Company other than liquidations or dissolutions that are caused by reorganizations that do not negatively affect the status of Employee;

(C)
a material reduction in Employee’s Base Salary or benefits provided in this Agreement (other than a reduction or elimination of Employee’s benefits under one or more benefit plans maintained by the Company as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Employee (except as such discrimination may be necessary to comply with applicable law));

(D)	a relocation of Employee’s principal place of employment by more than fifty (50) miles from its location as of the date of this Agreement; or

(E)	a material breach of this Agreement by the Company.

(b) Death.  Employee’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Employee’s estate or beneficiary will receive the compensation due to Employee through the last day of the calendar month in which his death occurred.

(c) Disability.  In the event the Company determines that Employee has suffered a Disability (as defined herein), Employee will no longer be obligated to perform services under this Agreement.  Upon Employee’s termination due to Disability, the Company will cause to continue to provide to Employee non-taxable medical and dental coverage substantially comparable (and on substantially the same terms and conditions) to the coverage maintained by the Company for Employee immediately prior to his termination for Disability for the remaining Term of the Agreement.  “Disability” shall mean termination because of any permanent and totally physical or mental impairment that restricts Employee from performing all the essential functions of normal employment.  A determination as to whether Employee has suffered a Disability shall be made by the Board with objective medical input.  In the event of termination due to Disability, Employee will be entitled to disability benefits, if any, provided under a disability plan sponsored by the Company, if any.

(d)           Separation from Service.  Notwithstanding anything else in this Agreement, Employee’s employment shall not be deemed to have been terminated unless and until Employee has a Separation from Service within the meaning of Code Section 409A. For purposes of this Agreement, a “Separation from Service” shall have occurred if the Company and Employee reasonably anticipate that either no further services will be performed by Employee after the date of the termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50% of the average level of bona fide services in the thirty-six (36) months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(e)           Specified Employee.  Notwithstanding the foregoing, in the event Employee is a Specified Employee (as defined herein), then, solely, to the extent required to avoid penalties under Code Section 409A, Employee’s payments shall be delayed until the first day of the seventh month following Employee’s Separation from Service.  A “Specified Employee” shall be interpreted to comply with Code Section 409A and shall mean a key employee within the meaning of Code Section 416(i) (without regard to paragraph 5 thereof), but an individual shall be a “Specified Employee” only if the Company is or becomes a publicly traded company.

14.	SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

15.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of West Virginia but only to the extent not superseded by federal law.

17.	NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below:

To the Company:	Marshall T. Reynolds Chairman of the Board Energy Services of America Corporation 100 Industrial Lane Huntington, West Virginia 25702

With a copy to:	Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue NW, Suite 400 Washington, D.C. 20015 Attention: Alan Schick

To Employee:	Larry A. Blount

SIGNATURES

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officers, and Employee has signed this Agreement, on the day and date first above written.

ATTEST:	ENERGY SERVICES OF AMERICA CORPORATION

Secretary	By: Marshall Reynolds Chairman of the Board

WITNESS:	EMPLOYEE:

Secretary	By: Larry A. Blount